Exhibit 5.1

Writer’s Direct Dial: +1 212 225 2680 E-Mail: skang@cgsh.com

April 6, 2017

Keysight Technologies, Inc.

1400 Fountaingrove Parkway

Santa Rosa, CA 95403

Ladies and Gentlemen:

We have acted as special counsel to Keysight Technologies, Inc., a Delaware corporation (the “Company”), in connection with the Company’s offering of $700,000,000 aggregate principal amount of 4.60% Senior Notes due 2027 (the “Securities”), pursuant to a registration statement on Form S-3 (No. 333-216838) (the “Registration Statement”) and the prospectus dated March 20, 2017 (the “Base Prospectus”), as supplemented by the prospectus supplement thereto, dated March 28, 2017 (the “Prospectus Supplement” and, together with the Base Prospectus, the “Prospectus”).

The Securities were issued under an indenture, dated as of October 15, 2014 (the “Base Indenture”), as supplemented by the second supplemental indenture dated as of April 6, 2017 (the “Second Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), each between the Company and U.S. Bank National Association, as trustee (the “Trustee”).

In arriving at the opinion expressed below, we have reviewed the following documents:

(a)	the Registration Statement and the documents incorporated by reference therein and filed as exhibits thereto;

(b)	the Prospectus and the documents incorporated by reference therein;

(c)	an executed copy of the Base Indenture;

(d)	an executed copy of the Second Supplemental Indenture; and

Keysight Technologies, Inc., p. 2

(e)	a facsimile copy of the Securities in global form as executed by the Company and authenticated by the Trustee.

In addition, we have reviewed the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company and such other documents, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinion expressed below.

In rendering the opinion expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified the accuracy as to factual matters of each document we have reviewed.

Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that the Securities are the valid, binding and enforceable obligations of the Company, entitled to the benefits of the Indenture.

Insofar as the foregoing opinion relates to the validity, binding effect or enforceability of any agreement or obligation of the Company, (x) we have assumed that the Company and each other party to such agreement or obligation has satisfied or, prior to the issuance of the Securities, will satisfy, those legal requirements that are applicable to it to the extent necessary to make such agreement or obligation enforceable against it (except that no such assumption is made as to the Company regarding matters of the law of the State of New York or the General Corporation Law of the State of Delaware that in our experience normally would be applicable to general business entities with respect to such agreement or obligation) and (y) such opinion is subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general principles of equity.

The foregoing opinion is limited to the law of the State of New York and the General Corporation Law of the State of Delaware.

Keysight Technologies, Inc., p. 3

We hereby consent to the use of our name in the Prospectus Supplement and in the Base Prospectus under the heading “Legal Matters” as counsel for the Company that has passed on the validity of the Securities and to the filing of this opinion letter as Exhibit 5.1 to the Company’s Current Report on Form 8-K dated April 6, 2017. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder. The opinion expressed herein is rendered on and as of the date hereof, and we assume no obligation to advise you or any other person, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinion expressed herein.

Very truly yours,

CLEARY GOTTLIEB STEEN & HAMILTON LLP

By:	/s/ Sung K. Kang
Sung K. Kang, a Partner